ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED JULY 20, 2009 AND

THE PROSPECTUS DATED JULY 20, 2009)

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-160681

JULY 21, 2009

Bemis Company, Inc.

Pricing Term Sheet

$ 400,000,000 5.65% Senior Notes due 2014
$ 400,000,000 6.80% Senior Notes due 2019

Issuer:	Bemis Company, Inc.
Security Type:	Senior Unsecured Notes
Ratings:*	Baa1 (negative outlook) / BBB (stable outlook)
Pricing Date:	July 20, 2009
Settlement Date:	July 27, 2009 (T+5)
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2010
Denominations:	$2,000 x 1,000
Principal Amount:	US $400,000,000	US $400,000,000
Title:	5.65% Senior Notes due 2014	6.80% Senior Notes due 2019
Maturity:	August 1, 2014	August 1, 2019
Benchmark:	2.625% notes due June 30, 2014	3.125% notes due May 15, 2019
Benchmark Yield:	2.439%	3.593%
Re-Offer Spread to Benchmark:	T+325bps	T+325bps
Coupon:	5.65%	6.80%
Price to Public:	99.831%	99.691%
Yield to Maturity:	5.689%	6.843%
Optional Redemption:	T+50 bps	T+50 bps
CUSIP/ISIN:	081437AG0 / US081437AG05	081437 AF2 / US081437AF22
Joint-Bookrunners:	J.P. Morgan Securities Inc. Banc of America Securities LLC BNP Paribas Securities Corp. Wells Fargo Securities, LLC
Co-Managers:	ING Financial Markets LLC U.S. Bancorp Investments, Inc.

* Note: An explanation of the significance of ratings may be obtained from the rating agencies.  Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate.  The rating of the notes should be evaluated independently from similar ratings of other securities.  A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan

Securities Inc. collect at 212-834-4533, Banc of America Securities LLC toll-free at 1-800-294-1322, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Bemis Company, Inc. on July 20, 2009 relating to their prospectus dated July 20, 2009.

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